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                                                                 Exhibit 7(c)(4)
                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION


         J. C. PENNEY COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (herein referred to as the Company), does hereby certify:

         First: That at a meeting of the Board of Directors of the Company held on March 31, 1987 a resolution was duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable, and directing that said amendment be submitted for consideration by the stockholders at the Annual Meeting of Stockholders of the Company to be held on May 29, 1987. The resolution setting forth the proposed amendment is as follows:

         "RESOLVED that the Board of Directors hereby declares it advisable that a new Article Tenth of the Restated Certificate of Incorporation of the Company be adopted to read as follows:

         'Tenth: A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
         Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to permit further limitation on or elimination of the personal liability of the Company's directors for breach of fiduciary duty, then a director of the Company shall be exempt from such liability for any such breach to the full extent permitted by the Delaware General Corporation Law as so amended from time to time. Any repeal or modification of the foregoing provisions of this Article Tenth, or the adoption of any provision inconsistent herewith, shall not adversely affect any right or protection of a director of the Company hereunder in respect of any act or omission of such director occurring prior to such repeal, modification, or adoption of an inconsistent provision.'"
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         Second: That thereafter, pursuant to resolution of its Board of
Directors, at the Annual Meeting of Stockholders of the Company duly called and held on May 29, 1987, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

         Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         Fourth: That the capital of the Company will not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this Certificate to be signed in its name by its Chairman of the Board and attested by its Secretary, this 29th day of May, 1987.


                                        J. C. PENNEY COMPANY, INC.





                                        /S/ W. R. Howell
                                        --------------------------
                                        Chairman of the Board


Attest:


  /S/ A. W. Driver, Jr.
- - ------------------------
       Secretary